 Exhibit 99.2

Black Spade Acquisition II Co Announces Closing Of $150 Million Initial Public Offering

(August 29, 2024, Hong Kong) Black Spade Acquisition II Co (the “Company”) (NASDAQ: BSIIU), a special purpose acquisition company (“SPAC”), today announced the closing of its previously announced initial public offering of 15,000,000 units at a price of $10.00 per unit, for aggregate gross proceeds to the Company of $150,000,000.

The units began trading on The Nasdaq Stock Market LLC (“Nasdaq”) under the ticker symbol “BSIIU” on August 28, 2024. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be traded on Nasdaq under the ticker symbols “BSII” and “BSIIW”, respectively.

The Company has granted the underwriters a 45-day option to purchase up to an additional 2,250,000 units at an offering price of $10.00 per unit to cover over-allotments, if any.

The Company is sponsored by an affiliate of Black Spade Capital Limited, the private investment arm of Mr. Lawrence Ho, Chairman & CEO of Melco Resorts & Entertainment Limited (NASDAQ: MLCO) and Director of Studio City International Holdings Limited (NYSE: MSC). All officers and directors of the Company participated in the Initial Public Offering and subsequent business combination of Black Spade Acquisition Co (“BSAQ”), a SPAC also sponsored by an affiliate of Black Spade Capital Limited.

Clear Street LLC and Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC, acted as joint book-running managers. Latham & Watkins LLP served as legal counsel to the Company. Loeb & Loeb LLP served as legal counsel to the underwriters.

The public offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Clear Street, Attn: Syndicate Department, 150 Greenwich Street, 45th floor, New York, NY 10007, by email at ecm@clearstreet.io, or from the SEC website at www.sec.gov.

A registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission and became effective on August 23, 2024. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Black Spade Acquisition II Co Announces Closing Of $150 Million Initial Public Offering

29 August 2024

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About Black Spade Acquisition II Co

Black Spade Acquisition II Co is the second SPAC of its founder, Black Spade Capital and its management team incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or assets. While the Company may pursue an acquisition or a business combination with a target in any business or industry, it believes that the entertainment, lifestyle and technology industries, particularly those that are major beneficiaries of artificial intelligence (“AI”), provide ample business combination opportunities.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the proposed initial public offering, the anticipated use of the net proceeds, and the search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated.

Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the Company's initial public offering filed with the SEC. Copies of these documents are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

IR@blackspadeacquisitionii.com